Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

PRIVILEGED & CONFIDENTIAL

Ohr Pharmaceutical Announces Strategic Update and Fiscal First Quarter 2017 Earnings

Management to Host a Conference Call and Webcast at 7:45a.m Eastern Time Today

NEW YORK, New York – February 14, 2017 – Ohr Pharmaceutical, Inc. (NASDAQ: OHRP), a clinical-stage pharmaceutical company developing novel therapies for ophthalmic diseases, today announced a strategic business update and reported results for its first quarter ended December 31, 2016. The Company remains in active ongoing discussions with potential pharmaceutical partners.

In parallel with these ongoing business discussions, for strategic reasons, Ohr has paused enrollment in the first Phase 3 clinical trial of its lead drug candidate squalamine lactate ophthalmic solution, 0.2% (“Squalamine”), for the treatment of neovascular age-related macular degeneration (wet AMD). The enrollment pause is not related to any safety issue. Currently, there are more than 200 subjects enrolled in the study. The study remains double-masked and no interim efficacy or futility analysis has been performed. Subjects currently enrolled in the study continue to undergo scheduled visits and assessments as well as receive assigned study treatments as per the current protocol.

“We plan to continue the study for currently enrolled patients to evaluate the efficacy of Squalamine combination therapy,” stated Jason Slakter, MD, Chief Executive Officer of Ohr. “This approach is intended to provide prospective efficacy data before year end 2017 to enable us to potentially confirm the visual acuity benefits observed in the patient population we identified as the most likely to benefit from Squalamine combination therapy. Given the recent study readouts from other combination therapy agents and the reaction to these results, we feel that a change in our clinical development program is warranted. We remain confident about the potential of Squalamine, a differentiated, topical, multi-target angiogenesis inhibitor, to provide improved visual function to patients suffering from wet-AMD.”

Thomas Riedhammer, Ohr Board member, added, “We believe that this strategy is the best way to realize the potential for the Squalamine program, maximize shareholder value, and preserve company resources. If the company can demonstrate confirmation of the visual acuity benefits seen in the previous Phase 2 study, it would be a significant step forward in our goal of bringing new treatments for patients with vision threatening diseases like wet-AMD.”

Financial Results for the Quarter ended December 31, 2016

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For the quarter ended December 31, 2016, the Company reported a net loss of approximately $7.0 million, or ($0.21) per share, compared to a net loss of approximately $6.1 million, or ($0.20) per share in the same period of 2015.

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For the quarter ended December 31, 2016, total operating expenses were approximately $7.0 million, consisting of $1.7 million in general and administrative expenses, $4.9 million of research and development expenses, and $0.3 million in depreciation and amortization.  This compares to total operating expenses of $3.6 million in the same period of 2015, comprised of approximately $1.2 million in general and administrative expenses, $2.1 million in research and development expenses, and $0.3 million in depreciation and amortization.

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At December 31, 2016, the Company had cash and cash equivalents of approximately $13.5 million. This compares to cash and equivalents of approximately $12.5 million at September 30, 2016.

Conference Call & Webcast
Tuesday, February 14, 2017 at 7:45am Eastern Time

Domestic:	877-407-0789
International:	201-689-8562
Conference ID:	13655370
Webcast:	http://public.viavid.com/index.php?id=122974

Replays – Available through February 21, 2017

Domestic	844-512-2921
International:	412-317-6671
Conference ID:	13655370

About Ohr Pharmaceutical, Inc.
Ohr Pharmaceutical, Inc. (OHRP) is an ophthalmology research and development company. The company's lead drug candidate, Squalamine lactate ophthalmic solution, 0.2% (also known as OHR-102), is currently being studied using an eye drop formulation in a clinical trial for the treatment of the wet form of age-related macular degeneration.  In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform technology. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and we undertake no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to raise sufficient funds to perform and conclude clinical trials, the financial resources available to us, the ability to negotiate and conclude a strategic partnership, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition.